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                                                                      EXHIBIT 15


The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of The Allstate Corporation and subsidiaries for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated May 8, 2003 (which report includes an explanatory paragraph relating to the restatement described in Note 1) and August 11, 2003, respectively; because we did not perform an audit, we express no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
Chicago, Illinois
August 26, 2003